Exhibit 10.a
AMENDMENT TO
POLARIS INDUSTRIES INC.
SUPPLEMENTAL RETIREMENT/SAVINGS PLAN
As Amended and Restated Effective December 31, 2008

 WHEREAS, effective as of July 1, 1995, Polaris Industries Inc. established the Polaris Industries Inc. Supplemental Retirement/Savings Plan (as amended and restated effective December 31, 2008, the “Supplemental Plan”), and
WHEREAS, the Compensation Committee of the Board of Directors of Polaris Industries Inc. (the “Company”) has recommended that the Board of Directors make certain amendments to the Supplemental Plan related to the deferral of Restricted Stock Units; and
WHEREAS, the Board of Directors of the Company desires to make such amendments to the Plan.
NOW, THEREFORE, BE IT RESOLVED, that the Supplemental Plan is hereby amended effective November 1, 2013, as follows:
1.
Section 3.2 of the Supplemental Plan (titled “Deemed Investments”) is amended to read as follows:
3.2    Deferral Agreement: An Eligible Executive’s Deferral Agreement shall authorize a reduction in his Compensation with respect to his Deferrals under the Plan. The Agreement shall be effective for payroll periods beginning on or after the later of: (a) the Effective Date; or (b) the first day of the month following the date the Deferral Agreement is filed with the Administrator in accordance with Section 3.1. Paychecks applicable to said payroll periods shall be reduced accordingly. The maximum Deferral amount that a Participant may elect is 50% of such Participant’s base salary, 100% of amounts payable under the Bonus Plan, 100% of amounts payable under the LTIP and 100% of amounts payable under the Omnibus Plan. Effective for elections to defer base salary for payroll periods beginning on or after January 1, 2014, a Participant may defer 100% of base salary; the elected percentage will be applied to the gross amount of base salary for each payroll period, but will be limited for any payroll period within a calendar year to the gross amount of base salary for that pay period, reduced by the sum of (i) the FICA tax withheld from the Participant’s base salary for the pay period, (ii) the Participant’s contributions to a cafeteria plan, as defined in Section 125(d) of the Code, for the pay period, and (iii) the dollar amount of per pay period deductions (other than the deductions described in (i) and (ii)) in effect as of January 1 of the calendar year. Notwithstanding the preceding sentence, the Administrator, in its sole discretion, and prior to the first day of a calendar year, may further limit a Participant’s election to defer base salary for a calendar year in order to facilitate administration of the Plan and to prevent a Participant’s elected deferrals of base salary from exceeding the net cash payments of base salary that would otherwise be made to the Participant for a payroll period.
2.
Section 4.2 of the Supplemental Plan (titled “Deemed Investments”) is amended to read as follows:
4.2    Deemed Investments: Each Member shall have the same rights with respect to the deemed investment of his or her Account under this Plan as such Member has with respect to the investment of his or her Account under the Savings Plan, including available funds (with the exception of the Polaris Stock Fund), the frequency with which the Member may change deemed investments and default deemed investments. As of each Valuation Date, deemed investment earnings and losses shall be applied to each Member’s Account based upon the performance of the applicable investment funds. Notwithstanding the foregoing, any credits made to a Member’s Account related to a Deferral of shares of Company common stock (“Polaris Stock”) to be received in settlement of Restricted Stock Units, as defined under the Omnibus Plan, shall be deemed to be invested only in shares of Polaris Stock for the period ending six (6) months and one (1) day following the date on which the Deferral is first credited to the Member’s Account; thereafter, a Member may change the deemed investment of such Deferral, but once the deemed investment is changed, it may not again be deemed to be invested in shares of Polaris Stock under the Plan. If a dividend is paid on Polaris Stock, a Member’s Account that is deemed invested in Polaris Stock on the record date for such dividend will be credited as of the dividend payment date with an additional amount equal to the dividend that would have been paid on an actual investment in Polaris Stock equal to the number of shares deemed credited to the Member’s Account as of the dividend record date, and such additional credited amount will be deemed to be invested, as of the dividend payment date, in a money market fund or similar fund available under the Savings Plan, as determined by the Administrator, until the Member changes the deemed investment of such amounts.
3.
Section 5.2 of the Supplemental Plan (titled “Method of Payment”) is amended to add the following sentence to the end thereof:
Payments will be made in cash, except that, in the Company’s sole discretion, payment of the portion of the Member’s Account that is deemed to be invested in shares of Polaris Stock may be made in shares of Polaris Stock, in cash or in a combination thereof, provided that the portion of a Member’s Account that is required to be deemed invested in shares of Polaris Stock and for which the deemed investment may not be changed, pursuant to Section 4.2 hereof, shall be distributed only in shares of Polaris Stock.

RESOLVED FURTHER, that that the Chief Executive Officer and Chief Financial Officer of the Company (the “Authorized Officers”) are hereby authorized, empowered and directed to do, on behalf of the Company, all such other acts and things and to execute and deliver all such documents, to include without limitation, executing related amendments to the Supplemental Plan and making payments, as they may deem necessary from time to time in order to carry out the purpose and intent of these resolutions.  All of the acts of the Authorized Officers or other officers of the Company which are consistent with the purpose and intent of these resolutions are hereby, in all respects, authorized, approved, ratified and confirmed.